Exhibit 99.1

ITT Forecasts 7 to 12 Percent EPS Growth in 2011; Projects Significant Margin Expansion

  Reaffirms 2010 adjusted EPS guidance of $4.28 to $4.32
  Forecasts 2011 total revenue growth of 3 to 5 percent
  Projects outstanding 2011 revenue growth in commercial businesses to more than offset slight decline in defense revenue
  Projects 2011 margins to expand by 110 basis points in Fluid Technology and 220 basis points in Motion and Flow Control
  Projects 2011 EPS growth of 7 to 12 percent
  Anticipates free cash flow conversion at 100 percent of net income in 2011

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--December 17, 2010--ITT Corporation (NYSE: ITT) today announced its full-year 2011 earnings forecast in the range of $4.62 to $4.82 per share, representing approximately 7 to 12 percent growth compared with its 2010 adjusted earnings per share guidance midpoint of $4.30. The company expects 2011 total revenue growth will be 3 to 5 percent compared with 2010 total revenue, which is forecast at approximately $11 billion.

The company also today reaffirmed its 2010 adjusted earnings per share guidance range of $4.28 to $4.32, with the midpoint representing a 15 percent growth rate compared with 2009.

“ITT has made tremendous progress in our growth strategies in 2010, and we are on track to deliver premier earnings performance. We continued to generate strong free cash flow, while making strategic acquisitions, which are already accretive,” said Steve Loranger, chairman, president and chief executive officer of ITT. “The outstanding productivity we generated in 2010, combined with the investments we have made, positions us for solid margin expansion in 2011.”

Loranger continued, “Looking into next year, ITT plans to continue to expand in emerging markets, focus on the diversification of our Defense and Information Solutions business and further align our company with global macroeconomic growth opportunities. Together with our shared set of values and integrated strategic processes, we believe these growth strategies will enable ITT to deliver another year of strong performance in 2011.”

2011 Segment Outlook

In the Fluid Technology segment, ITT expects total revenue growth of approximately 12 percent and organic revenue growth of approximately 5 percent, driven largely by emerging markets, late-cycle industrial market recovery and stability in developed municipal markets. The company expects a 22 percent increase in operating income for the segment; and its commercial excellence initiative, along with benefits of prior investments and ongoing productivity are expected to drive a solid 110 basis point increase in operating profit margin to 14 percent.

Total revenue in the Motion and Flow Control segment is expected to grow approximately 7 percent, including 5.5 percent organic growth, driven by emerging markets, as well as strength in the general industrial, aerospace and marine markets. The company expects a 25 percent increase in operating income for the segment, with a 220 basis point increase in operating profit margin to 15 percent, as it leverages the benefits of prior year cost reductions and incremental productivity.

In the Defense and Information Solutions segment, revenue is expected to decline approximately 2 percent. The company expects that strong growth in non-armed services, international markets and in-theater services will be offset by the impact of lower revenues from jammers and U.S. tactical radios. Operating income for the segment is expected to be down 3 percent. The segment projects stable operating profit margins of approximately 12 percent, as it leverages the benefits of its 2010 transformation. The business is focused on continuing to win contracts in core markets and growing in adjacent market segments that are aligned with future growth trends, including air traffic management.

Investor Call Today

ITT's senior management will host a conference call for investors today at 8:00 a.m. Eastern Standard Time (EST) to review the outlook and answer questions. The briefing can be monitored live via the company’s web site: www.itt.com/investors.

A replay of the briefing will be available on the web site until December 24, 2010 at 6:00 p.m. EST.

About ITT Corporation

ITT Corporation is a high-technology engineering and manufacturing company operating on all seven continents in three vital markets: water and fluids management, global defense and security, and motion and flow control. With a heritage of innovation, ITT partners with its customers to deliver extraordinary solutions that create more livable environments, provide protection and safety and connect our world. Headquartered in White Plains, N.Y., the company reported 2009 revenue of $10.9 billion. www.itt.com

Safe Harbor Statement

Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that describe the company's business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include: Economic, political and social conditions in the countries in which we conduct our businesses; Changes in U.S. or international government defense budgets; Decline in consumer spending; Sales and revenue mix and pricing levels; Availability of adequate labor, commodities, supplies and raw materials; Interest and foreign currency exchange rate fluctuations and changes in local government regulations; Competition, industry capacity and production rates; Ability of third parties, including our commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to us; Our ability to borrow or to refinance our existing indebtedness and availability of liquidity sufficient to meet our needs; Changes in the value of goodwill or intangible assets; Our ability to achieve stated synergies or cost savings from acquisitions or divestitures; The number of personal injury claims filed against the company or the degree of liability; Uncertainties with respect to our estimation of asbestos liability exposures, third party recoveries, and net cash flow; Our ability to effect restructuring and cost reduction programs and realize savings from such actions; Government regulations and compliance therewith, including compliance with and costs associated with new Dodd-Frank legislation; Changes in technology; Intellectual property matters; Governmental investigations; Potential future employee benefit plan contributions and other employment and pension matters; Contingencies related to actual or alleged environmental contamination, claims and concerns; Changes in generally accepted accounting principles; Other factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our other filings with the Securities and Exchange Commission.

The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
ITT Corporation
Investors:
Thomas Scalera, +1 914-641-2030
thomas.scalera@itt.com
or
Media:
Jenny Schiavone, +1 914-641-2160
jennifer.schiavone@itt.com